Exhibit 6.3

STATE OF NEW MEXICO	§

COUNTY OF BERNALILLO	§

FORM OF

QUITCLAIM MINERAL DEED

AND

ASSIGNMENT OF OIL AND GAS LEASES

THIS QUITCLAIM MINERAL DEED AND ASSIGNMENT OF OIL AND GAS LEASES (“Deed and Assignment”) is made and entered into this      day of                     , 2006 by and between Westland Development Co., Inc., a New Mexico corporation whose address is 401 Coors Blvd., N.W., Albuquerque, New Mexico 87121 (“Grantor”), and Atrisco Oil & Gas LLC, a New Mexico limited liability company, whose address is 401 Coors Blvd., N.W., Albuquerque, New Mexico 87121 (“Grantee”).

For good and valuable consideration in hand paid, Grantor does hereby quitclaim to Grantee, its successors and assigns, an undivided fifty percent (50%) of Grantor’s interest, if any, in and to all minerals of any nature, kind, or description whatsoever (whether gaseous, liquid or solid) lying more than 500 feet under or below the lands described on Exhibit A attached hereto (the “Subject Lands”), including, without limitation, oil, oil shale, gas, coal-bed gas, and liquid and gaseous hydrocarbons (“Mineral Interest”), together with the perpetual and irrevocable right, and easement for ingress and egress for the purpose of development and production of, removal of, processing of, storage of, and transportation of all such minerals, in all cases subject to the limitations set forth in Exhibit B attached hereto. It is the express intention of this conveyance to convey to Grantee, fifty percent (50%) of one hundred percent (100%) of Grantor’s interest in and to all Mineral Interests with Grantor retaining fifty percent (50%) of one hundred percent (100%) of its interest in and to all Mineral Interests.

This conveyance is made subject to (i) that certain Oil & Gas Lease dated June 6, 2000 by and between Westland Development Company, Inc., as lessor, and Sunvalley Energy Corporation, as lessee (recorded in Book A-6, pg. 7854 of the Records of the County Clerk of Bernalillo County, New Mexico) (the “Sunvalley Lease”), and (ii) that certain Oil & Gas Lease dated September 17, 2001 by and between Westland Development Company, Inc., as lessor, and Great Northern Gas Company, as lessee (recorded in Book A-25, pg. 1245 of the Records of the County Clerk of Bernalillo County, New Mexico) (the “Great Northern Lease”); it being expressly understood and agreed that, so long as the Sunvalley Lease or the Great Northern Lease, or any extensions or renewals thereof, shall remain in force and effect, Grantee alone shall have, receive, and enjoy one hundred percent (100%) of all bonuses, rents, royalties and other benefits which may accrue under the terms of said leases insofar as they cover the Subject Lands from and after the date hereof, precisely as if the Grantee herein had been at the date of the making of said leases the owner of one hundred percent (100%) of Grantor’s interest in and to the minerals in, on, or under the Subject Lands and Grantee was the lessor therein. Accordingly, Grantor does hereby quitclaim to Grantee all of Grantor’s right, title, and interest in and to the Sunvalley Lease and the Great Northern Lease.

There is excepted from this Deed and Assignment and Grantor hereby reserves for itself, its successors and assigns forever, a perpetual, exclusive right to all water in, on, under and that may be produced from the Subject Lands. For purposes of this Deed and Assignment, “water” means surface water, percolating ground water, and water from springs, artesian wells and aquifers.

It is further expressly understood and agreed that, subject to the provisions of this Deed and Assignment, Grantor, its successors and assigns, as the owner of the surface estate of the Subject Lands, shall possess all rights concerning surface utilization related to mineral exploration and development on such lands, including the rights to proceeds received from grants of easements for surface access and for surface damage, and that any oil and gas or mineral lease or exploration or development agreement entered into after the date of this instrument in any manner related to the Subject Lands shall contain and be subject to the terms and conditions set forth herein, including those set forth in Exhibit B attached hereto. It is further expressly understood and agreed by Grantor and Grantee that the covenants contained herein and in Exhibit B are covenants running with the land.

TO HAVE AND TO HOLD fifty percent (50%) of Grantor’s right, title and interest in and to the Mineral Interest unto Grantee, its successors and assigns forever, so that neither Grantor nor Grantor’s successors or assigns shall have, claim or demand any right or title to such Mineral Interest or any part thereof.

Dated this     day of                     , 2006.

Grantor:

WESTLAND DEVELOPMENT CO., INC.

By:
Name:
Title:

Grantee agrees to the restrictions and obligations imposed on Grantee by the terms of this Deed and Assignment.

Grantor:

ATRISCO OIL & GAS LLC

By:
Name:
Title:

STATE OF NEW MEXICO	§
§
COUNTY OF BERNALILLO	§

This instrument was acknowledged before me on this      day of                     , 2006 by                                          as the                                  of Westland Development Co., Inc.

(Seal)
Notary Public

My Commission Expires:

STATE OF NEW MEXICO	§
§
COUNTY OF BERNALILLO	§

This instrument was acknowledged before me on this      day of                     , 2006 by                                          as the                                  of Atrisco Oil & Gas LLC.

(Seal)
Notary Public

My Commission Expires:

Exhibit A to

Quitclaim Mineral Deed and Assignment of Oil and Gas Leases

From Westland Development Co., Inc. to Atrisco Oil & Gas LLC

Dated                         , 2006

[Description of property]

Exhibit B to

Quitclaim Mineral Deed and Assignment of Oil and Gas Leases

Dated                     , 2006

1. General.

(a) The terms and provisions of this Exhibit B are incorporated into and made a part of the Quitclaim Mineral Deed and Assignment of Oil and Gas Leases dated                         , 2006 (“Deed and Assignment”). In the event of any conflict between the terms and provisions of the Deed and Assignment and terms and provisions of this Exhibit, the terms and provisions of this Exhibit shall control.

(b) The provisions in this Deed and Assignment shall be applicable to operations to explore for and develop oil, gas or other hydrocarbons conducted on the Subject Lands (“Operations”) except for operations conducted pursuant to the Sunvalley Lease and the Great Northern Lease. All Operations shall be conducted with reasonable accommodation of Grantor, its proposed development of the surface estate of the Subject Lands and the uses and enjoyment attendant thereto. In connection with the activities and operations to be conducted upon the Subject Lands pursuant to the development rights of Grantee or those granted pursuant to an oil and gas lease (“Lease”), the lessee under any such oil and gas lease (or Grantee if Grantee elects to conduct Operations on the Subject Lands) (collectively, “Operator”) shall act reasonably, at all times, to limit and reduce the injury of or damage to the Subject Lands and any improvements thereon and thereunder.

2. Drillsite, Pipeline and Road Locations on the Subject Lands.

(a) All wells to be drilled on the Subject Lands and associated operations shall be limited to those specific drillsite locations that shall be agreed to by Grantor and Operator (each such drillsite location, a “Drillsite”). Thirty (30) days prior to commencement of any operations, Operator will propose the location of all Drillsites, roads and pipelines and submit to Grantor for its review and consideration. Within thirty (30) days of receipt of such information from Operator, Grantor shall either approve the surface locations proposed by Operator or propose alternatives. The location of all Drillsites, roads and pipelines shall be by mutual agreement of Operator and Grantor taking into consideration the interests of both the Operator and Grantor. Operator and Grantor shall negotiate in good faith to reach an agreement on the location of all Drillsites, roads and pipelines. If Grantor and Operator are unable to agree as to the location of any Drillsite, road and pipeline, such dispute shall be submitted to a court of competent jurisdiction for resolution of such dispute, keeping in mind the intent of the parties set forth in paragraph 1(b) above.

(b) Upon the agreement of Grantor and Operator as to the location of any Drillsite, road and pipeline, Operator shall prepare a plat (“Plat”) of the Subject Lands indicating the location of all Drillsites, roads and pipelines. If Grantor or Operator subsequently desires to relocate a prospective Drillsite, road or easement that has not yet been constructed, the party proposing such relocation shall provide written notice to the other party of the proposed relocation site and the reasons for such relocation. The non-proposing party shall have thirty (30) days after receipt of such notice to either approve of the relocation or propose an alternative. The parties shall negotiate in good faith in an attempt to satisfy the proposing party’s need to relocate the Drillsite, road or pipeline. If the parties agree to such relocation, the Plat shall be amended to show the new surface location of the Drillsite, road or pipeline, however, if the parties cannot, in good faith, agree on the relocation, the original Plat shall control.

(c) Except for Operations to be conducted on the approved Drillsite, Operator shall not drill any well or conduct Operations on any other drillsite locations on the Subject Lands without the prior written approval of Grantor.

(d) Drillsites shall be limited to no more than four (4) acres. Except for drilling, completing, recompleting and workover operations, Operator shall confine its Operations to one (1) acre within each Drillsite.

3. Access Routes and Other Facilities.

(a) All roads providing access from the exterior boundary of the Subject Lands to the Drillsites shall be constructed by Operator at its sole cost and expense. The location of all roads and other access routes located on the Subject Lands (“Access Routes”) to be used and constructed by Operator for ingress and egress to each Drillsite shall be approved in writing by Grantor as provided in paragraph 2 above. All ingress and egress by Operator (and its contractors,sub-contractors and permitted invitees) over the Subject Lands or to and from the Drillsites shall occur only on the approved Access Routes.

(b) Any road constructed by Operator on any Access Route shall be crushed limestone or caliche, shall have a compacted six inch base of crushed limestone or caliche, and shall otherwise comply with normal oilfield standards in the vicinity. All roads constructed by Operator on the Subject Lands shall be maintained by Operator at Operator’s sole cost and expense. Grantor may, at its cost and expense, pave any roads along the Access Routes that are constructed by Operator, however, after any road on an Access Route is paved, whether by Grantor, Operator or a third party, and, as a result of such use or otherwise, Operator causes any damage whatsoever to such road and surrounding area, Operator shall repair such damage.

(c) The Access Routes herein granted are for the sole purpose of granting Operator access to and from any Drillsite for the sole purpose of Operations pursuant to a Lease. The Access Routes shall not be used by Operator for ingress or egress to or from any land other than the Subject Lands without the prior written consent of Grantor. Any gate or fence constructed or maintained on the Access Routes shall be of material and design approved in writing by Grantor. Grantor reserves the right for Grantor, and its successors and assigns and invitees, to use the Access Routes as a means of access to and from the Subject Lands and otherwise as long as such use does not unreasonably interfere with Operator’s use.

(d) Other than on Drillsites, Operator shall not construct any pipelines (except as provided in paragraph 4 below), pits, roads, and other aboveground and underground facilities (collectively, “Facilities”) without the prior written consent of Grantor. Operator shall locate its Facilities only on the Drillsites and those other areas of the Subject Lands approved in writing by Grantor. Any Facilities approved by Grantor and constructed by Operator shall be constructed and maintained by Operator in accordance with industry standards for equivalent facilities. Operator shall use reasonable efforts to prevent all persons engaged in Operations from operating vehicles and equipment on any part of the Subject Lands other than upon Drillsites, Facilities or Access Routes approved by Grantor. Notwithstanding anything herein the contrary, and other than on Drillsites, without the prior written consent of the Grantor, no Facilities shall be within 1,000 feet of any building, residence, or lake larger than five (5) acres located upon the Subject Lands at the time such Facilities are built.

4. Pipelines. Operator agrees that all pipelines, flowlines, saltwater disposal lines, or utility lines relating to a lease or Operator’s operations on the Subject Lands (collectively “Pipelines”) shall be buried by Operator at a minimum depth of forty-eight (48) inches. In addition, all Pipelines shall be buried and cased, at Operator’s expense, to the extent required to comply with all applicable laws and all rules and regulations or governmental authorities having or asserting jurisdiction of the surface of the Subject Lands. Any ditches dug during installation of the Pipeline shall be filled and tamped until the original contour is restored as is reasonably practicable under the circumstances. Pipelines shall be grounded and anodized and shall not adversely affect any other utility lines or equipment in or on the Subject Lands. Pipelines shall only be constructed at locations in accordance with paragraph 2 above. Additionally, Operator shall advise Grantor in writing at least five (5) days prior to entrance upon the Subject Lands by Operator to begin actual construction of any Pipeline. During the installation of a Pipeline, Operator shall make reasonable efforts to prevent and minimize water infiltration of the soil during installation and ensure that compaction of the soil around the Pipeline after installation is the equivalent to the compaction of such soil prior to installation. If the soil is not compacted to the satisfaction of Grantor, then in addition to any other remedies available to Grantor, Operator shall return, when reasonably requested by Grantor, to compact the soil to Grantor’s satisfaction. After installation of a Pipeline, Operator shall restore the surface of the Subject Lands disturbed by construction of the Pipeline to as near its original condition as is reasonably practicable under the circumstances, including without limitation restoring pavement and landscaping, if applicable. If Operator receives written notice from Grantor that Operator has failed to repair or replace all sections or portions of Grantor’s irrigation system and facilities that are damaged or destroyed as a result of Operator’s installation of such Pipeline, and Operator does not remedy the matter within thirty (30) days of receipt by Operator of said written notice, then in addition to all other rights and remedies available to Grantor, Grantor may perform such repair or replacement at Operator’s expense, and Operator shall repay upon demand all amounts so incurred by Grantor, together with interest thereon at the rate of eighteen percent (18%) per annum, compounded monthly, until paid. If any Pipelines cross any of the Access Routes or other roads that may be paved by Grantor, then such Pipelines must be bored underneath such roads. Unless otherwise agreed in writing by Grantor in its sole discretion, any Pipeline placed on the Subject Lands shall be in the nature of a gathering or flowline and shall be used only for the purpose of transporting any oil, gas, water, saltwater or waste material to or from the Drillsite. Operator shall abide by any and all federal, state, county, municipal, or other governmental rules, regulations and safety precautions now or thereafter applicable to the construction, operation, maintenance, repair and removal of Pipelines. In no event shall Grantor be responsible in any way for any defects in any pipeline or any other plans and specifications approved by Grantor relating to Operator’s operations, or any structure or improvement erected, placed or maintained according to the plans or specifications. By approving any such plans and specifications, Grantor does not assume any liability or responsibility for compliance with any laws, ordinances, requirements of governmental authorities, industry standards or otherwise, all of which remain Operator’s responsibility. If requested by Grantor to accommodate its development of the surface of the Subject Lands, Operator, at its cost and expense, shall construct any new pipelines lower than the 48 inches set forth above to such depths reasonably requested by Grantor.

5. Other Activities. Operator shall cause each person entering the Subject Lands on Operator’s behalf to refrain from any activity except activities reasonably necessary to Operations. Operator shall cause each such person to refrain from using for recreation any part of the Subject Lands. Operator shall not allow the possession or consumption of alcoholic beverages on the Subject Lands and no firearms, weapons, dogs or other animals shall be brought onto the Subject Lands by Operator or its employees, invitees, contractors or their subcontractors. Grantor may exclude from the Subject Lands any individual or entity who has violated this provision, and Operator shall notify any such individual or entity that it or he will not be allowed to enter or remain upon the Subject Lands.

6. Pipelines and Other Lines. Operator shall not install any permanent pipelines on the Subject Lands except those utilized to gather, handle and market production from a well located upon the Subject Lands and producing from the Subject Lands. Operator shall cause all pipelines, electrical lines and telephone lines constructed either by it, or by any third party acting (a) at its request, (b) in concert with Operator, or (c) pursuant to the Lease, even if said party is considered a common carrier, upon the Subject Lands that are of a permanent nature and which are in excess of one hundred (100) feet in length, to be buried at least 48 inches below the surface of the earth. Operator shall cause stakes to be placed at each point where a pipeline route crosses beneath a road or fence and shall furnish Grantor a plat reflecting the location of all pipeline routes located upon the Subject Lands.

7. Gates. Grantor shall possess the unqualified right to deny erection of a gate or gates upon the Subject Lands, except to provide for access to a Drillsite. Any gate erected shall conform to existing or planned gates upon the Subject Lands as to construction materials, construction methods, paint colors, and other technical specifications presently employed or planned upon the Subject Lands.

8. Cutting of Fences. Operator shall not cut any fence lines or remove or relocate any fence posts located upon the Subject Lands without the prior consent of Grantor, which shall not be unreasonably withheld, and any such actions shall be taken only in accordance with reasonable instructions of, and in coordination with, Grantor.

9. Drillsite Appearance. Operator shall maintain each Drillsite and any Facilities in a neat and orderly fashion, including all equipment and materials located thereon. Operator shall remove all casing, tubing, pipe, equipment and other materials within sixty (60) days of the cessation of its active use in connection with Operations. In no event shall Operator place upon a Drillsite any structures or equipment, including without limitation structures of a permanent nature, that exceed ten feet (10) in height, except for drilling, completion and workover rigs which may exceed such height if necessary.

10. Discharges. Operator shall not discharge any oil, condensate, saltwater, or any substance used in drilling or production onto the Subject Lands under any circumstances (except drilling mud in a reserve pit under paragraph 11). Prior to commencing production from any well on the Subject Lands, the tanks and other storage vessels shall be enclosed by an earthen berm of sufficient height to contain any discharge which might occur. If there is a discharge, Operator shall restore the affected area to its original condition insofar as reasonably practicable. Operator agrees that such restoration shall include correction of any erosion damage, remediation of any contaminated soil, and the removal of contaminated soil containing Hazardous Materials (as hereinafter defined) and replacement with uncontaminated soil, regardless of whether the discharge occurred through its negligence or otherwise. For purposes of this Deed and Assignment, “Hazardous Materials” means “hazardous substances” (as defined by the Comprehensive Environmental Response, Compensation, and Liability Act, as amended), “hazardous waste” as defined by the Resource Conservation and Recovery Act, as amended), pesticides, petroleum, refined crude oil or any fraction thereof, radioactive material, and any pollutant, oil contaminant, hazardous, dangerous or toxic chemical, material, waste or any other substance within the meaning of any environmental law or that could pose a hazard to the environment or health and safety of any person.

11. Surface Pits and Restoration. With the exception of reserve pits used during drilling operations (which shall be contained within the Drillsite), Operator shall not dig pits on the Subject Lands without first obtaining the written consent of Grantor, which consent may be withheld by Grantor in its sole and absolute discretion, and if such consent is not given, Operator shall use a closed containment system of artificial tankage and portable tanks for the use and storage of all mud, drilling fluids, chemicals, liquid waste, and other liquids used or produced in connection with all operations by Operator on the Drillsites. If Operator is allowed to dig pits, all such pits must be lined, so that none of the elements contained in said pits shall ever come into contact with the soil. Upon the digging of any pits, topsoil shall remain separate from the subsoil. Upon the covering of any pits, subsoil shall be used first and then the separated topsoil shall be spread evenly on top of the subsoil. Upon completion of drilling operations on each location, all of such mud and drilling fluids containing Hazardous Materials, chemicals, liquid waste and other liquids shall be removed from the Operations Sites by vacuum truck or other means. Within thirty (30) days after Operator’s need for a particular Drillsite has ceased, Operator shall fill all pits and other excavations made by Operator on such Operations Site, level off all mounds made by Operator on such Drillsite, remove all debris and rubbish placed by Operator on such Operations Site, and restore the area of such Drillsite, to its original condition, as near as practical. Operator shall provide sanitary facilities for all of its employees, agents and/or contractors which come upon the Subject Lands and shall provide containers for scrap, trash, and rubbish so that it is not scattered about the Drillsite or Subject Lands.

12. Drillsite Restoration. Within sixty (60) days of the completion and equipping by Operator of a well as a producing well or the plugging and abandonment thereof, Operator, at its sole cost and expense, shall:

(a) remove from the Drillsite upon which such well is located all unnecessary surface equipment, flow lines and tankage, all drilling mud and chemical mud containing Hazardous Substances, saltwater, surface oil and other materials;

(b) remediate all materials stored in any earthen pits, together with any contaminated soil, and refill any such pits, provided that any such materials containing Hazardous Materials shall be removed from the Subject Lands; and

(c) remove from such Drillsite all caliche, return the Drillsite to its original contour, and replow and replant such Drillsite; provided, however, should such well be completed and equipped as a producing well, or should Operator intend to drill additional wells on the Drillsite, then such portion of the Drillsite as is necessary for the operation and maintenance of such well or any additional wells may retain its original caliche and/or be otherwise surfaced for use as a producing well site.

In addition, following the construction of any Drillsite, road or pipeline and the completion, of any geophysical operations, Operator shall remove from the Subject Lands all trees, stumps, brush, debris, topsoil, rocks and other materials that are removed, cleared or disturbed as a result of the construction of such road or pipeline or geophysical operations.

13. Noise Attenuation. All Operations shall comply with the noise restrictions imposed by any governmental authority.

14. Permanent Structures and Equipment. Operator shall cause all tank batteries and other equipment located upon a Drillsite to be maintained in good repair and all such items which are of a permanent nature to be painted to match existing paint grade and color employed by Grantor upon the Subject Lands. All buildings and structures of a permanent nature constructed by Operator within the boundaries of a Drillsite shall be maintained in good repair.

15. Litter. Operator shall construct and place permanent trash containers at each Drillsite. Operator shall cause each trash container constructed and placed by it upon a Drillsite to be serviced, maintained and emptied at least monthly.

16. Safety Equipment. Operator shall install and utilize on each Drillsite and all Facilities all safety equipment reasonably necessary in accord with industry standards, including emergency shut-off valves.

17. Time and Location of Operations. Operator shall conduct all Operations within the boundaries of the Drillsites. Operator shall not conduct any Operations (including the removal of saltwater and produced fluids) on a Drillsite within 1,000 feet of any existing residence on the Subject Lands except between the hours of 7:00 a.m. and 9:00 p.m., except for any initial drilling and completion Operations, routine pumping and maintenance Operations, emergencies, and any Operations that, according to the industry standards and good oilfield practices require longer than fourteen (14) consecutive hours to complete. All lights on Drillsites within 1,200 feet of any residence shall be extinguished between 9:00 p.m. and 7:00 a.m. except those required by law or for safety purposes.

18. Operations Sites and Landscaping.

(a) Upon termination of a Lease as to some, but not all, of the Subject Lands (“Partial Termination”), Operator shall only have access to those Drillsites and Access Routes being used by Operator at Partial Termination to obtain and store production of oil or gas, and other hydrocarbon substances produced in connection therewith, from the Subject Lands, it being intended that after Partial Termination, Operator shall have no rights or access to any Drillsite or Access Routes that are not being used by Operator to obtain or store production of oil or gas or other substances from the Subject Lands at the time of Partial Termination. Subsequent to Partial Termination, if a Drillsite no longer has an oil or gas well producing in commercially paying quantities located in or on such Drillsite, and Operator does not otherwise maintain the Lease in force and effect as to the acreage covered by or allocated to such well, all rights of Operator to use or have access to such Drillsite shall cease, except that Operator shall continue to have access to such Drillsite to comply with Operator’s obligations to properly plug and abandon such well and restore the surface of the Drillsite as required by law and this Deed and Assignment.

(b) Operator shall construct, at its expense, around the perimeter of a producing well and any Facilities a fence at least eight feet in height with substantial screening and constructed with masonry-like materials. Privet, trees or other landscape material that are evergreen and approved by Grantor shall be planted densely along the exterior of the fence to obscure the fence from outside view. No element of the permanent production equipment within the Drillsite shall be higher than the fence or, when standing outside the fence, be visible above the fence. Additionally, without Grantor’s consent, the fence shall not exceed in height ten feet above the grade of the surrounding property. Operator shall construct a steel ring around the production equipment to prevent any damage to adjoining acreage. Except during drilling, completion, recompletion, workover or maintenance operations, the only structures allowed within the perimeter of a producing well shall be the Christmas tree, line heater, gas meter, cathodic protection equipment, tank battery, separator and pipeline necessary to transport production from the Drillsite.

(c) All landscaping shall be contoured so as to prevent water drainage from the Drillsite from accumulating on other acreage contiguous thereto. After installation of such landscaping in a manner approved by Grantor, maintenance of the landscaping shall be conducted by and at the expense of Operator. All Drillsites shall be maintained in good order and appearance by painting, clearing and removing brush, trash, and scrap from the area at Operator’s cost, and Operator shall take such other actions as are necessary to maintain said sites in clean and neat appearance. If Operator receives written notice from Grantor that Operator has failed to maintain any portion of the Subject Lands as required by the lease or this Deed and Assignment, and Operator does not remedy the matter within thirty (30) days of receipt by Operator of said written notice, then in addition to all other rights and remedies available to Grantor, Grantor may perform such maintenance at Operator’s expense, and Operator shall repay upon demand all amounts so incurred by Grantor, together with interest thereon at the rate of eighteen percent (18%) per annum, compounded monthly, until paid

19. Notice of Operations. Except in emergency situations, Operator must notify Grantor in writing ten (10) days prior to commencement of any Operations on the Subject Lands. In emergency situations, Operator shall give verbal notice to Grantor as soon as is reasonably possible under the circumstances.

20. Water Wells. For each and every well drilled on the Subject Lands by Grantee or its lessee, Grantee shall, or shall cause its lessee to, note in the drilling log all water-bearing strata and inform Grantor of the same. If any well is nonproductive of oil or gas, Grantee shall, or shall cause its lessee to, notify Grantor prior to plugging and abandonment of such well, and Grantor shall have the option to assume such well for the purpose of producing freshwater if, in Grantor’s opinion such well can safely be used as a fresh water well. Grantor will notify Grantee that Grantor wishes to take over the well for such purpose. If so notified, Grantee shall, or shall cause its lessee to, plug said well below the fresh water formation and transfer the well to Grantor. Upon the transfer of any such well to Grantor, Grantor shall assume all further plugging liability for such well.

21. Geophysical Operations. At all times Operator shall consult with and inform Grantor as to the nature, timing and scope of all geophysical operations to be conducted upon the Subject Lands.

22. Specific Limitations on Geophysical Operations. Operator shall comply with the following restrictions in connection with any geophysical operations;

(a) All geophysical operations conducted upon the Subject Lands shall be conducted in a manner so as to reasonably limit and reduce their impact upon and disturbance of the use and enjoyment of the Subject Lands, and no bulldozers shall be used without the prior consent of Grantor;

(b) Only vibroseise-type geophysical operations shall be conducted and no dynamite or other explosives shall be used in conducting geophysical operations without the prior consent of Grantor; and

(c) No trees having a caliper diameter in excess of three (3) inches shall be damaged or destroyed without the prior consent of Grantor; and

23. Geophysical Restorations. Operator shall promptly plug all shot holes and coring holes drilled in connection with the geophysical operations with good and sufficient bentonite plugs. All such holes shall be drilled and plugged so as to avoid damage to any aquifers. Operator shall advise Grantor in writing when geophysical operations have been completed. Operator shall restore the surface area impacted by the geophysical operations to the same condition as existing before such geophysical operations, as near as practical. If Operator fails to properly restore the surface, Grantor shall give Operator written notice of the deficiencies of the restoration and Operator shall have thirty (30) days to complete the restoration operations. If Operator fails to properly restore the surface, Grantor may perform such restoration at Operator’s cost and expense.

24. Damages. Before commencing any of the Operations herein provided, Operator shall pay Grantor reasonable compensation for the usual and ordinary damage to the surface of the Subject Lands caused by the operations hereafter set forth in the following amounts:

(a)	Each Drillsite	$5,000 per acre

(b)	Road (not to exceed 30 feet in width)	$150 per rod

(c)	Pipelines (single not to exceed 20 feet in width)	$150 per rod

(d)	Geophysical operations	$500 per linear mile

(e)	Grass or surface damage from leaks or otherwise per acre damaged	$5,000 per acre

(f)	Compressor sites	$5,000 per acre

25. Access to Derrick. Grantor shall have access at all reasonable times at Grantor’s sole risk to inspect the derrick floor of all wells drilled on the Subject Lands as well as all other operational areas and equipment and structures located thereon.

26. Indemnification. GRANTEE SHALL INDEMNIFY, DEFEND, PAY AND PROTECT AND HOLD HARMLESS THE INDEMNIFIED PARTIES (AS HEREINAFTER DEFINED) FROM (A) ANY AND ALL LIABILITIES, LIENS, DEMANDS, JUDGMENTS, SUITS AND CLAIMS OF ANY KIND OR CHARACTER ARISING OUT OF, IN CONNECTION WITH, OR RELATING TO ANY OPERATION OR ACTIVITY CONDUCTED BY GRANTEE OR OPERATOR, OR THEIR AGENTS, CONTRACTORS, EMPLOYEES, LICENSEES OR INVITEES, ON OR UNDER THE SUBJECT LANDS, INCLUDING BUT NOT LIMITED TO CLAIMS FOR INJURY OR DEATH OF ANY PERSONS OR DAMAGE, LOSS OR DESTRUCTION OF ANY PROPERTY, REAL OR PERSONAL, UNDER ANY THEORY OF TORT, CONTRACT, STRICT LIABILITY OR OTHERWISE (WHICH SHALL INCLUDE ANY OF SUCH LIABILITIES, LIENS, DEMANDS, JUDGMENTS, SUITS AND CLAIMS OF ANY KIND THAT ARE ASSERTED BY ANY PROPERTY OWNER OF LANDS ADJACENT TO OR WITHIN THE VICINITY OF THE SUBJECT LANDS, AND (B) ANY AND ALL CLAIMS, LIABILITIES, DAMAGES, FEES AND EXPENSES THAT ARISE EITHER DURING THE TERM OF ANY LEASE OR THEREAFTER, DIRECTLY OR INDIRECTLY, FROM THE ACTUAL OR ALLEGED PRESENCE OR RELEASE OF ANY HAZARDOUS MATERIAL IN CONNECTION WITH THE USE, MANAGEMENT, OR OPERATIONS BY GRANTEE OR OPERATOR ON THE SUBJECT LANDS, SUCH INDEMNIFICATION SHALL INCLUDE, BUT IS NOT LIMITED TO, COSTS IN CONNECTION WITH ANY REMEDIAL WORK WHEN PERFORMED BY GRANTOR OR ANY THIRD PARTY IN RESPONSE TO ANY FEDERAL, STATE OR LOCAL GOVERNMENTAL AUTHORITY AND ANY FINES, PENALTIES OR ASSESSMENTS LEVIED OR CHARGED BY ANY FEDERAL, STATE OR LOCAL GOVERNMENTAL AUTHORITY.

GRANTEE FURTHER COVENANTS AND AGREES TO DEFEND ANY SUITS BROUGHT AGAINST ANY OF THE INDEMNIFIED PARTIES ON ACCOUNT OF SUCH CLAIMS AND TO PAY ANY JUDGMENTS AGAINST ANY OR ALL OF THE INDEMNIFIED PARTIES RESULTING FROM ANY SUCH SUIT OR SUITS, TOGETHER WITH ALL COSTS AND EXPENSES RELATIVE TO ANY SUCH CLAIMS, INCLUDING BUT NOT LIMITED TO ATTORNEYS’ FEES. EACH OF THE INDEMNIFIED PARTIES MAY PARTICIPATE IN THE DEFENSE OF ANY SUIT OR CLAIM IN WHICH THEY (OR ANY OF THEM) MAY BE A PARTY, AT SUCH PARTICIPATING PARTY’S SOLE EXPENSE, WITHOUT RELIEVING GRANTEE OF ITS OBLIGATIONS HEREUNDER.

GRANTEE’S OBLIGATIONS HEREUNDER SHALL BE REDUCED TO THE PROPORTION THAT GRANTEE’S MINERAL INTEREST IN THE SUBJECT LANDS BEARS TO THE FULL MINERAL ESTATE.

The foregoing indemnity and all other indemnities shall survive any termination of a Lease and shall inure to the benefit of Grantor and each of the Indemnified Parties. As used herein, the term “Indemnified Parties” refers to Grantor and any and all partners, employees, officers, directors, shareholders, agents, tenants, invitees and affiliates of Grantor, and the successors and assigns of Grantor to the ownership of the Subject Lands or any portion thereof. As used herein, an “affiliate” of Grantor shall mean any person, firm, or corporation that at the time in question is a subsidiary or parent corporation of Grantor, or any company which has the same parent company as Grantor, or in which Grantor or any affiliate of Grantor owns as much as 50% of any class of the capital stock of such Grantor or any affiliate of Grantor.

27. Subsequent Conveyance. Any assignment or Lease by any party subsequent to the date hereof shall be made subject to this Deed and Assignment.